Exhibit 10.21

AGREEMENT AND GENERAL RELEASE
PDI, Inc. (referred to throughout this Agreement as “Employer”), and Larry Ellberger (referred to throughout this Agreement as “Employee”), agree that:

1.  Last Day of Employment. Employee's last day of employment with Employer is August 4, 2006.

a.  Consideration. In consideration for signing this Agreement and compliance with the promises made herein, Employer agrees to pay to Employee $125,000.00, less lawful deductions, to be paid in a lump sum payment on the six month anniversary of the Effective Date of this Agreement (discussed below in paragraph “3” below) and Employee’s fulfillment of the promises contained herein, or such later date as required to conform with Internal Revenue Code Section 409(A), if applicable.

2.  No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “1(a)” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

3.  Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Nancy McCarthy, Executive Vice President of Human Resources and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to Nancy McCarthy, Executive Vice President of Human Resources or Employer’s designee, or mailed to Nancy McCarthy, Executive Vice President of Human Resources at PDI, Inc., Saddle River Executive Centre, One Route 17 South, Saddle River, New Jersey, 07458 and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired (hereinafter “the Effective Date”). If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New Jersey, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in New Jersey.

4.  General Release of Claim. Employee, Employee’s heirs, executors, administrators, fiduciaries, successors and/or assigns, knowingly and voluntarily release and forever give up, to the full extent permitted by law, Employer, Employer's past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, and its and their partners, officers, directors, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities (collectively referred to herein as “Released Parties” or “Released Party”), jointly and severally, of and from all claims, known or unknown, that Employee has or may have against Released Parties as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

●The National Labor Relations Act;
● Title VII of the Civil Rights Act;
● Civil Rights Act of 1991
● Sections 1981 through 1988 of Title 42 of the United States Code;
● The Employee Retirement Income Security Act;
● The Fair Credit Reporting Act;
● The Immigration Reform Control Act;
● The Americans with Disabilities Act;
● The Rehabilitation Act;
● The Age Discrimination in Employment Act;
● The Occupational Safety and Health Act;
● The Family and Medical Leave Act;
● The Equal Pay Act;
● The Fair Labor Standards Act;
● The Uniformed Services Employment and Reemployment Rights Act;
● Worker Adjustment and Retraining Notification Act;
● Employee Polygraph Protection Act;
● The New Jersey Law Against Discrimination;
● The New Jersey Civil Rights Act;
● The New Jersey Family Leave Act;
● The New Jersey State Wage and Hour Law;
● The New Jersey Conscientious Employee Protection Act;
● The New Jersey Equal Pay Law;
● The New Jersey Occupational Safety and Health Law;
● The New Jersey Smokers’ Rights Law;
● The New Jersey Genetic Privacy Act;
● The New Jersey Fair Credit Reporting Act;
●	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers' Compensation Claim;
●	The New Jersey Public Employees' Occupational Safety and Health Act;
●	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;
●	any other federal, state or local civil rights law, whistle-blower or any other local, state or federal law, regulation or ordinance;
●	any public policy, contract (oral, written or implied), tort, constitution or common law;
●	any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or
● any basis for costs, fees, or other expenses including attorneys’ fees.

Employee understands this Release includes all claims related in any manner to Employee’s employment or the cessation of that employment. Employee further understands that Employee is hereby releasing any known or unknown claim for alleged right to discovery of information or documents of Released Parties. Notwithstanding the foregoing, nothing herein shall affect the Employee’s right to coverage, if such coverage is otherwise available, under the Employer’s Directors’ and Officers’ insurance policies (to the extent that such policies are then in effect).

5.  Affirmations. Employee affirms that Employee is not a party to, and that Employee has not filed or caused to be filed, any claim, complaint, charge or action against Released Parties in any forum or form. Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any other federal, state or local leave law, including the New Jersey Family Leave Act. Employee further affirms Employee has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity of Employer.

6.  Confidentiality. To the extent permitted by law, Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, each of whom shall likewise agree to keep the information confidential. In the event Employee or Employee’s counsel believe either is compelled to provide or disclose information described in this paragraph, they will provide written notice of such belief, via facsimile and mail, to Nancy McCarthy, Executive Vice President of Human Resources, PDI, Inc., Saddle River Executive Centre, One Route 17 South, Saddle River, New Jersey, 07458. Fax number - (201) 258-8445, no later than seven (7) business days prior to said production or disclosure. This Agreement shall not be filed with any court and shall remain forever confidential except in an action to enforce or for breach of this Agreement. If Employee asserts an action to enforce this Agreement or for breach of this Agreement, Employee shall maintain such confidentiality by whatever means necessary, including, but not limited to, submitting the Agreement to a court under confidential seal.

7.  Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action against the other to specifically enforce any term or terms of this Agreement, in addition to any other legal or equitable relief permitted by law. In the event that any provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Moreover, if any such provision determined to be invalid, illegal or unenforceable and can be made valid, legal or enforceable by modification thereof, then the party for whose benefit the provision exists, may make such modification as necessary to make the provision valid, legal and enforceable.

8.  Non Disparagement. Employee agrees not to defame, disparage or demean Employer in any manner whatsoever. Employer agrees, on behalf of its Executive Officers (defined herein as any officer of Employer whose title is Executive Vice President or higher) and its directors, not to defame, disparage or demean Employee in any manner whatsoever.

9.  Cooperation. Subject to Employee’s other personal and professional obligations and on reasonable notice and at reasonable times, Employee will, without further consideration, cooperate with Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Employer and/or any Released Party or Released Parties. Further, Employee shall, without further consideration, provide Employer with such transitional services and assistance as may be reasonably requested by the Chief Executive Officer of Employer.

10.  Return of Property. Employee agrees, within seven (7) calendar days from the date of this Agreement, to return any and all property, including all copies or duplicates thereof, belonging to Released Parties, including, but not limited to, PDI owned or leased automobile, computer equipment, keys, security cards, equipment, documents, supplies, customer lists and customer information, confidential documents, etc. With the return of Released Parties' materials, Employee shall submit a letter (or an e-mail) to Nancy McCarthy at PDI, Inc., Saddle River Executive Centre, One Route 17 South, Saddle River, New Jersey, 07458, affirming that Employee has returned all property and copies and has not retained any property belonging to Released Parties.

11.   Nonadmission of Wrongdoing. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

12.  Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

13.  Entire Agreement. This Agreement sets forth the entire agreement between the Employee and Released Parties hereto, and fully supersedes any prior or contemporaneous agreements or understandings between Employee and Released Parties; provided, however, that (a) this Agreement does not supercede or affect any confidentiality, non-disclosure, non-compete, invention, assignment of proprietary rights or non-solicitation agreement(s) signed by Employee, which shall remain in full force and effect as provided for therein and Employee expressly acknowledges Employee's intent to adhere to the promises contained in those agreements, and (b) the stock option agreements covering the options previously issued to Employee as a result of his service on Employer’s Board of Directors, which shall fully vest upon the Effective Date of this Agreement and shall remain exercisable for three (3) years following the Effective Date of this Agreement. Employee also acknowledges that Employee has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE IS ADVISED THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH "1" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES AS OF THE DATE OF THE EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

/s/ Larry Ellberger
Larry Ellberger

Dated: July 31, 2006

PDI, INC.

By: /s/ Nancy McCarthy
Nancy McCarthy
Executive Vice President of Human
Resources

Dated: July 31, 2006